EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:

Edward R. (Jack) Cameron (CEO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports Third Quarter Earnings

Minneapolis, MN—November 6, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported sales of $20,783,000 for the third quarter of 2006 ended September 30, virtually unchanged from $20,706,000 in the year-earlier period.  Earnings for this period were $21,000 or $0.00 per diluted share, compared to $47,000 or $0.01 per diluted share in the third quarter of 2005.  Third quarter earnings included stock compensation expense of approximately $55,000.

Same-store sales of the 12 ApplianceSmart factory outlets that were open during the complete third quarters of 2006 and 2005 declined 4%, while total retail sales rose 2% to $16,839,000 from the year-earlier level.  Third quarter recycling revenues of $3,407,000 were down from $3,757,000 in the comparable period of 2005.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “The performance of our ApplianceSmart retail operation has been affected over the past few quarters by the significant slowdown in the national housing market.  Given this difficult economic environment, we are encouraged that our retail sales have remained relatively constant during this period, with purchases by value-conscious customers who are replacing old or broken appliances largely offsetting the decline in the portion of our business related to new home construction and remodeling.  Convinced of the fundamental, long-term soundness of ApplianceSmart’s value proposition, we have continued expanding our network of stores.  We opened our fourteenth factory outlet in August in the Atlanta suburb of Stockbridge, and later in the fourth quarter, we plan to open our fifteenth store in Lithia Springs, also in the Atlanta market.  These new stores are strategically important, since Atlanta was our strongest performing retail market in the third quarter, with same-store sales up a strong 16%.  The start-up expenses associated with these new stores affected ARCA’s third quarter profitability.”

Cameron continued:  “ARCA’s recycling program for Southern California Edison Company performed at planned levels during the third quarter, but overall recycling revenues were affected by the winding down of a program with a Connecticut utility.  Given the economic impact of high fuel costs on American consumers, we believe the outlook is very favorable for the type of utility-sponsored residential energy conservation programs that ARCA has been handling for nearly 20 years.”

As previously reported, the U.S. District Court for the Central District of California recently denied the motion for summary judgment filed by JACO Environmental, Inc., in which JACO asked the Court to dismiss ARCA’s lawsuit that charges JACO with engaging in unfair business practices in violation of federal and California laws by committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA.  As a result of the Court’s action, ARCA’s litigation against JACO will proceed.  ARCA is seeking permanent injunctive relief barring JACO and its officers from engaging in unlawful business practices by informing customers that it invented refrigerator recycling.  ARCA is also seeking monetary damages for JACO’s unfair business practices.

Immediately following the denial of JACO’s motion for summary judgment, JACO and SEG Umwelt-Service/Basis of Mettlach, Germany (SEG) filed a patent infringement lawsuit in Federal Court on October 24 against ARCA.  The suit claims that ARCA has been using refrigerator recycling systems and processes invented by SEG and protected by two U.S. patents issued to SEG and exclusively licensed to JACO.

In commenting on the JACO lawsuit, Cameron said: “We believe JACO’s recent patent infringement lawsuit is retaliatory in nature, given the Court’s denial of JACO’s request to have our litigation dismissed.  We intend to vigorously defend ARCA against this baseless suit.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of November 2006, ApplianceSmart was operating 14 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; three in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web sites at www.arcainc.com and www.ApplianceSmart.com.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

3rd Quarter 2006 Results

(000’s omitted except for share amounts)

	Three months ended		Nine months ended
	September 30	October 1	September 30	October 1
	2006	2005	2006	2005
Revenues
Retail	$16,839	$16,513	$48,786	$47,709
Recycling	3,407	3,757	7,685	7,973
Byproduct	537	436	1,389	1,075
Total revenues	20,783	20,706	57,860	56,757

Cost of Revenues	14,068	14,873	40,243	39,667

Gross profit	6,715	5,833	17,617	17,090

Selling, General & Administrative Expenses	6,413	5,517	17,969	16,389
Operating income (loss)	302	316	(352)	701

Other Income (Expense)
Other income	2	2	7	1
Interest expense	(283)	(259)	(773)	(672)
Minority interest	—	(12)	—	(12)

Net income (loss)	$21	$47	$(1,118)	$18

Basic Earnings (Loss) per Common Share	$0.00	$0.01	$(0.26)	$0.00

Diluted Earnings (Loss) per Common Share	$0.00	$0.01	$(0.26)	$0.00

Basic Weighted Average No. of Common Shares Outstanding	4,341	4,269	4,332	4,242

Diluted Weighted Average No. of Common Shares Outstanding	4,388	4,388	4,332	4,353

Appliance Recycling Centers of America, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET

As of September 30, 2006

(000’s)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,214	$2,095
Receivables - net of allowance of $152,000	3,774	2,896
Inventories, net of reserves of $246,000 and $379,000 respectively	13,313	11,900
Deferred income taxes	393	393
Other current assets	721	449
Total Current Assets	21,415	17,733
Property and Equipment, at cost
Land	1,140	2,050
Building and Improvements	2,307	4,501
Equipment	6,673	6,299
	10,120	12,850
Less accumulated depreciation	6,554	6,798
Net property and equipment	3,566	6,052
Asset held for sale, net	2,437	—
Other assets	468	356
Restricted cash	—	350
Total Assets	$27,886	$24,491

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,583	$6,125
Current maturities of long term obligations	309	262
Accounts payable	7,113	3,868
Accrued expenses	3,536	3,541
Income taxes payable	58	58
Total Current Liabilities	17,599	13,854
Long-Term Obligations, less current maturities	4,745	4,823
Deposit	730	—
Deferred Income Tax Liabilities	393	393
Total Liabilities	23,467	19,070

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,339,000 and 4,320,000 shares respectively	14,956	14,840
Accumulated Deficit	(10,537)	(9,419)
Total Shareholders’ Equity	4,419	5,421
Total Liabilities and Shareholders’ Equity	$27,886	$24,491